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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
   Holding Company Act of 1935 or Section (30)f of the Investment Company Act
                                    of 1940

FORM 4
[ ] CHECK THIS BOX IF NO LONGER
    SUBJECT TO SECTION 16. FORM 4 OR
    FORM 5 OBLIGATIONS MAY CONTINUE.
    SEE INSTRUCTION 1(b).

(Print or Type Responses)
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                                                   hours per response.....0.5
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
1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol

   Holmes    Charles    S.                      NAI Technologies, Inc. (NATL)
   (Last)    (First)     (Middle)            3. IRS or Social Security          4. Statement for
                                                Number of Reporting                Month/Year
   117 Whites Lane                              Person (Voluntary)                 December 1996
                 (Street)                                                       5. If Amendment,
                                                                                   Date of Original
   Southampton, NY          11968                                                  (Month/Year)
   (City)        (State)          (Zip)


6. Relationship of Reporting Person(s) to Issuer
                 (Check all applicable)
   X    Director              X    10% Owner
------                     -------
------  Officer (give      -------  Other (specify
                 title below)             below)

          --------------------

7. Individual or Joint/Group filing (Check Applicable Line)

   ----- Form filed by One Reporting Person
   ----- Form filed by More than One Reporting Person



                                   TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
--------------------------------------------------------------------------------------------------------------------------
1. Title of Security                         2. Trans-      3. Trans-           4. Securities Acquired (A)
   (Instr. 3)                                   action         action              or Disposed of (D)
                                                Date           Code                (Instr. 3, 4 and 5)
                                                               (Instr. 8)
                                                (Month/    ---------------------------------------------------------------
                                                Day/
                                                Year)                                            (A) or
                                                            Code    V               Amount       (D)               Price
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share       12/09/96        P                      30,000         A               $3.165
                                             12/10/96        P                      20,000         A               $3.165



                                                        TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED,
                                                             DISPOSED OF, OR BENEFICIALLY OWNED
----------------------------------------------------------------------------------------------------------
                                             5. Amount of             6. Owner-           7. Nature of
                                                Securities               ship                Indirect
                                                Beneficially             Form:               Beneficial
                                                Owned at                 Direct              Owner-
                                                End of Month             (D) or              ship
                                                                         Indirect
                                                (Instr. 3 and 4)         (I)
                                                                         (Instr. 4)          (Instr. 4)
----------------------------------------------------------------------------------------------------------
                                                                                               By
Common Stock, par value $.10 per share            100,000                  I                   Friend

                                                1,000,000                  D

----------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

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FORM 4 (continued)

                           TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security        2. Conver-      3. Trans-      4. Trans-       5. Number of Deriv-        6. Date Exer-
   (Instr. 3)                             sion or         action         action          ative Securities Ac-       cisable and
                                          Exercise        Date           Code            quired (A) or Dis-         Expiration
                                          Price of                       (Instr. 8)      posed of (D)               Date
                                          Deri-        (Month/                           (Instr. 3, 4, and 5)       (Month/Day/
                                          vative       Day/                                                         Year)
                                          Security     Year)
                                                                                                                -------------------
                                                                                                                 Date      Expira-
                                                                                                                 Exer-     tion
                                                                      -----------------------------------------  cisable   Date
                                                                      Code    V            (A)       (D)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock Warrants                                                                                            Immed-    Jan.
(right to buy)                          $3.00                                                                    iate      15/01

Common Stock Warrants                                                                                            Immed-    Jan.
(right to buy)                          $2.50                                                                    iate      15/01

Common Stock Options                                                                                             Aug.      Aug.
(right to buy)                          $3.44                                                                    7/97      7/06


                           TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-----------------------------------------------------------------------------------------------------------------------------------
                                   7. Title and Amount of              8. Price     9. Number      10. Owner-     11. Nature
                                      Underlying Securities               of           of Deriv-       ship           of
                                      (Instr. 3 and 4)                    Deriv-       ative           Form of        Indirect
                                                                          ative        Secur-          Deriv-         Benefi-
                                                                          Secur-       ities           ative          cial
                                                                          ity          Bene-           Security:      Owner-
                                                                          (Instr.      ficially        Direct         ship
                                                                          5)           Owned           (D) or         (Instr. 4)
                                                                                       at End          Indirect
                                   ------------------------------------                of              (I)
                                                      Amount or                        Month           (Instr. 4)
                                      Title           Number of                        (Instr. 4)
                                                      Shares
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock Warrants              Common
(right to buy)                     Stock               300,000                          300,000          D

Common Stock Warrants              Common
(right to buy)                     Stock             1,700,000                        1,700,000          D

Common Stock Options               Common
(right to buy)                     Stock                 5,000                            5,000          D

-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

                                                                                             /s/ Charles S. Holmes       12/17/96
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  ----------------------     -------------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                **Signature of                 Date
                                                                                              Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1474 (7-96)
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